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Exhibit 16    LETTER FROM MENDOZA BERGER LLP TO SEC

(MENDOZA BERGER LLP LETTERHEAD)


July 26, 2005


Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549

Gentlemen:

We have read and agree with the comments in Item 4 of the Form 8-K of Aqua Dyne, Inc. dated July 20, 2005, except for the following:

The reports issued by Mendoza Berger & Company, LLP for the years ended December 31, 2004 and 2003, included in Aqua Dyne, Inc's Forms 10-KSB raised substantial doubt about Aqua Dyne, Inc's ability to continue as a going concern.


/s/ MENDOZA BERGER & COMPANY, LLP



Irvine, California

cc: Aqua Dyne, Inc.